Exhibit 99.3

Pacific Blue Energy Corp. Closes Private Placement

PHOENIX, Aug. 5 /PRNewswire-FirstCall/ - Pacific Blue Energy Corp. (OTCBB:PBEC.ob - News), a development stage developer of renewable energy projects, is pleased to announce the closing of a non-brokered private placement of 2 million common shares at a price of $1.00 per share, for gross proceeds of $2,000,000.

The proceeds of this offering have been and will continue to be used to fund the Company's operations, including the continued development of the Company's projects.

Specifically, the Company has already utilized a portion of the funds raised to purchase 100% of the membership interest Ship Ahoy LLC. By acquiring Ship Ahoy LLC, the Company acquired ownership of 154.3 acres near Flagstaff, Arizona and a 52 percent stake in a 60 MW wind farm project located nearby.

In addition, the Company recently announced that it has entered into a Purchase Agreement for the acquisition of 100 acres in Gila Bend, Arizona, which the Company expects to close in short order.

"It is my belief that the funds raised will enable us to continue developing our projects as we continue to enhance shareholder value, and to soon reach our goal of building solar farms in Arizona," stated Joel Franklin, CEO of Pacific Blue.

The common stock sold through this private placement has not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement under the Securities Act.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About Pacific Blue Energy Corp.

Pacific Blue Energy Corp. (PBEC) is a publicly traded solar energy company that seeks to build and manage large renewable energy projects. PBEC's goal is to maximize shareholder value through select property acquisition, timely renewable energy facility construction and informed management of those projects. Headquartered in Arizona, one of the prime solar energy markets in the United States, PBEC is positioned to take advantage of technological advances that will drive the coming surge in the U.S. solar generated electricity market.

More information is available at www.PacificBlueEnergyCorp.com.

Safe Harbor for Forward-Looking Statements

Statements that are not statements of historical or current fact constitute "forward-looking statements." Such statements can often be identified by use of words such as "believe," "expect," "estimate," "intend," "anticipate," "plan," to be uncertain and forward-looking. Forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause our actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) future financial results and financing requirements; (ii) our ability to control and manage our growth; (iii) the effectiveness, profitability, and marketability of our current and prospective products and services; (iv) our ability to protect proprietary information; (v) the impact of current, pending, or future legislation and regulation on our industry; and (vi) the impact of competitive products, services, pricing or technological changes. Additional risks and forward-looking statements are set forth from time to time in our filings with the United States Securities and Exchange Commission, including our Annual Reports on Form 10-K and our quarterly reports on form 10-Q, which are available on the Commission's website at www.sec.gov. All forward-looking statements included are made as of the date of this information, and we assume no obligation to update any such forward-looking statements.